Exhibit 99.1

MGT Capital Reports First Quarter Results

Also, Important Disclosures Regarding May 11, 2020 Bitcoin Halving

RALEIGH, NC, May 15, 2020 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) yesterday filed its Form 10-Q quarterly report with the Securities and Exchange Commission for the period ended March 31, 2020. The complete filing can be accessed via the Company’s website or at www.sec.gov.

Results for the first quarter reflect operations of the Company-owned and managed facility in Lafayette, GA. This site consists of 1,500 new generation Bitcoin miners (nearly all S17 Pro Antminers from Bitmain Technologies), collectively rated at approximately 80 Ph/s in computing power. As previously stated, all third-party hosting arrangements and investor-owned miner agreements were terminated by year-end 2019.

Revenue for the three months ended March 31, 2020 totaled $677,000, reflecting nearly a full quarter of mining at the site. Operating expenses for the quarter totaled $1.6 million, including $605,000 in cost of revenues and $1.0 million in general and administrative expenses. Non-operating expenses totaled $366,000, resulting in a net loss for the quarter of $1.3 million. Included in the net loss figure are non-cash charges totaling just under $1.0 million.

Cash flow provided by operations was $183,000 for the quarter and included the recovery of $431,000 in previously paid energy taxes in Sweden. The Company used $381,000 in investing activities, $343,000 of which was used to complete the final operating phase of its mining facility in Georgia.

In April, MGT secured a $108,000 loan in connection with the Paycheck Protection Program offered by the U.S Small Business Administration. During the quarter and through May 14, 2020, the Company issued 49.2 million shares of common stock upon the conversion of $500,000 in debt principal, reducing the outstanding debt principal to $429,000. Shares outstanding are 462,931,961 as of May 14, 2020. On this same date, the Company’s cash balance was $65,000.

During April and May, the Company preliminarily resolved its derivative actions pending in state and federal courts. Consideration for the settlements include adoption of certain corporate governance reforms and payments to the Company totaling $290,000, of which approximately $180,000 will be paid to the plaintiffs and to the plaintiffs’ counsel. As previously reported, MGT also reached a settlement in December 2019 resolving a federal securities class action lawsuit.

Lastly, on May 11, 2020, the third “halving,” as proscribed in the Bitcoin protocol, occurred. This halving revised the mining network reward payout to 6.25 Bitcoin per block discovered, from the previous reward payout of 12.5 Bitcoin per block. Since network difficulty is based upon blocks, not coins, halving reduces the number of new Bitcoin being generated by the network in each period. Consequently, if the overall network hash rate does not fall, each miner will see its number of discovered Bitcoin reduced per Ph/s employed, as compared to pre-halving.

While the effect is to limit the supply of new coins, halving has no impact on the quantity of total Bitcoin already outstanding. Moreover, the daily new supply from mining represents an extremely small percentage of the 18.4 million BTC outstanding and a very small fraction of daily BTC trading activity. As a result, the price of Bitcoin could rise or fall based on overall investor and consumer demand. Should the price of Bitcoin remain unchanged after the latest halving, and the overall network hash rate stays stable, the Company’s revenue would be reduced by 50%, with a much larger negative impact to profit.

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (OTCQB: MGTI) is a U.S.- based Bitcoin miner with operations at an owned facility in Georgia. The Company owns 1,500 new generation Bitmain miners generating approximately 80 Ph/s of hashing power.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. MGT Capital Investments, Inc. provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Investor and Media Contact:

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

919-378-1788